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                                                                    Exhibit 99.1



                                       Contact:  Ed Christensen/Katie Whalen
                                                 Culligan Water Technologies
                                                 (847) 205-5706

FOR IMMEDIATE RELEASE


           CULLIGAN WATER TECHNOLOGIES TO ACQUIRE WATER FILTRATION
                           BUSINESS OF AMETEK, INC.

Northbrook, Illinois - February 5, 1997 - Culligan Water Technologies, Inc. (NYSE: CUL) announced that it has entered into an agreement to acquire the water filtration business of Ametek, Inc. for a total purchase price of approximately $155 million which includes assumed debt. The purchase price less debt assumed, which is subject to closing adjustments, is payable in Culligan common stock, valued at a fixed price of $37.50 per share.

Ametek's water filtration business manufactures and markets point-of-use water filtration and treatment products under the Ametek, Plymouth, American Plumber and other brand names. It is a leading supplier of a wide range of water filtration products to the DIY, plumbing wholesale, commercial/industrial and water treatment markets. The 1996 unaudited revenues of the business were approximately $68 million, a 22% increase over 1995. Culligan said that the acquired product lines will be an excellent strategic fit with its own rapidly growing consumer and point-of-use businesses, both in breadth of product and customers. In addition, Ametek's water filtration business' current channels of distribution offer the opportunity to sell added Culligan manufactured products into these new channels. The acquired assets will include Ametek's 240,000 square foot manufacturing/office facility in Sheboygan, WI, as well as operations in France and the U.K.

Douglas A. Pertz, Culligan's President and Chief Executive Officer, said, "We are extremely pleased with the market growth opportunities which Ametek's water filtration business provides Culligan. It is a logical, synergistic fit with our current business base. Combining two of the strongest brands and product lines in the business gives us an excellent opportunity to accelerate growth in the retail marketplace and through new distribution channels. As a result of this transaction, which we expect to be accretive to earnings, Culligan will have expanded market reach, industry leading products and increased growth potential utilizing two well known brand names. We expect the acquisition to offer significant synergies and enhanced growth potential."

Under the terms of the agreement between Culligan and Ametek, Ametek will merge with a subsidiary of Culligan following Ametek's spin-off of its non-water filtration operations. As a result of the merger, Ametek stockholders will receive shares of Culligan common stock in exchange for their Ametek stock, and Culligan will own Ametek's water filtration business. The transaction is subject to the satisfaction of certain conditions, including obtaining necessary regulatory and other approvals consisting principally of expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, the obtaining of a favorable ruling from the Internal Revenue Service, and approval of stockholders and noteholders of Ametek. It is presently expected that it will take four to six months to obtain all of the necessary approvals.


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     Culligan Water Technologies, Inc. is one of the world's leading manufacturers and distributors of water purification and treatment products for retail, household, bottled water, commercial and industrial applications. Culligan has been a leader in the water purification and treatment business since 1936, and its Culligan/(R)/, Everpure/(R)/, and Bruner/(R)/ brands are among the most recognized in the industry.